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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*
                         Credit Suisse First Boston,
               on behalf of the Credit Suisse First Boston unit
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                 11 Madison Avenue
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                                    (Street)

   New York                           NY                  10009
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Mariner Post Acute Network, Inc. ("MPAN").

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     January 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                               5.           Owner-
                                                                 Securities Acquired (A) or       Amount of    ship
                                                    3.           Disposed of (D)                  Securities   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)              Beneficially Direct    Nature of
                                      2.            Code         -------------------------------  Owned at End (D) or    Indirect
1.                                    Transaction   (Instr. 8)                 (A)                of Month     Indirect  Beneficial
Title of Security                     Date          ------------   Amount      or   Price         (Instr. 3    (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                (D)                and 4)       (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value               01/14/00       P             2,589,773   A    $0.15 and     16,364       I         See
$0.01 per share                                                                     0.0058 shares                      Explanation
                                                                                    of 9.75%                             of
                                                                                    Redeemable                         Responses
                                                                                    Preferred
                                                                                    Stock of
                                                                                    Credit Suisse
                                                                                    First Boston
                                                                                    Management
                                                                                    Corporation per
                                                                                    share of MPAN
                                                                                    Common Stock
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

N/A                 N/A      N/A      N/A  N/A  N/A   N/A    N/A      N/A      N/A       N/A     N/A      N/A       N/A      N/A
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====================================================================================================================================

Explanation of Responses:

The securities reported herein are owned by Credit Suisse First Boston Management Corporation ("CSFBM"), a Delaware corporation. CSFBM is a majority-owned subsidiary of Credit Suisse First Boston, Inc., ("CSFBI") a Delaware corporation that is, in turn, a majority-owned subsidiary of Credit Suisse First Boston, a Swiss bank (the "Bank"). The ultimate parent company of the Bank is Credit Suisse Group, a corporation formed under the laws of Switzerland.


/s/ William W. Chandler                                    01/19/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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